Exhibit 5.1

June 12, 2018

Catabasis Pharmaceuticals, Inc.

One Kendall Square

Building 1400E, Suite B14202

Cambridge, Massachusetts 02139

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with  the Registration Statement on Form S-1 (File No. 333-225410) (the “Registration Statement”) filed by Catabasis Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission under the Securities Act a proposed maximum aggregate offering price of $66,000,000 of (i) common units (each a “Common Unit”), each Common Unit consisting of one share of common stock, $0.001 par value per share (each a “Share”), and a warrant to purchase one Share (each a “Common Warrant” and each Share underlying a Common Warrant, a “Common Warrant Share”), and (ii) pre-funded units (each a “Pre-funded Unit” and, together with the Common Units, the “Units”), each Pre-funded Unit consisting of a pre-funded warrant to purchase one Share (each a “Pre-funded Warrant” and, together with the Common Warrants, the “Warrants” and each Share underlying a Pre-funded Warrant, a “Pre-funded Warrant Share” and, the Pre-funded Warrant Shares together with the Common Warrant Shares, the “Warrant Shares”) and one Common Warrant, of the Registrant, as set forth in the Registration Statement and the prospectus contained therein. The Units, the Shares, the Warrants and the Warrant Shares are collectively referred to as the “Securities.”

The Securities are to be sold by the Registrant pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Registrant and Oppenheimer & Co. Inc., as representative of the several underwriters named in the Underwriting Agreement, the form of which has been filed as Exhibit 1 to the Registration Statement.

We are acting as counsel for the Registrant in connection with the issue and sale by the Registrant of the Securities.  We have examined signed copies of the Registration Statement as filed with the Commission.  We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Registrant as provided to us by the Registrant, stock record books of the Registrant as provided to us by the Registrant, the Certificate of Incorporation and By-Laws of the Registrant, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing, and (iv) general equitable principles.  We express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

We also express no opinion herein as to any provision of any agreement (a) which may be deemed to or construed to waive any right of the Company, (b) to the effect that rights and remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy and does not preclude recourse to one or more other rights or remedies, (c) relating to the effect of invalidity or unenforceability of any provision of the Warrants on the validity or enforceability of any other provision thereof, (d) which is in violation of public policy, including, without limitation, any provision relating to indemnification and contribution with respect to securities law matters, (e) which provides that the terms of the Warrants may not be waived or modified except in writing or (f) relating to choice of law or consent to jurisdiction.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that:

1.              The Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.              The Units and the Warrants have been duly authorized for issuance and, when the Units and the Warrants are issued and paid for and executed and delivered by the Registrant in accordance with the terms and conditions of the Underwriting Agreement, the Units and the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.              The Warrant Shares have been duly authorized for issuance and, when issued and paid for in accordance with the provisions of the Warrants, including the payment of the exercise price therefor, following issuance and payment for and execution and delivery by the Registrant of the Warrants in accordance with the terms and conditions of the Underwriting Agreement, the Warrant Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Rosemary G. Reilly
Rosemary G. Reilly, a Partner